Exhibit 99.1

Copano Energy, L.L.C.
News Release

FOR IMMEDIATE RELEASE	Contacts:	Matt Assiff, SVP & CFO
Copano Energy, L.L.C.
713-621-9547

Jack Lascar / jlascar@drg-e.com
Anne Vincent / avincent@drg-e.com
DRG&E / 713-529-6600
COPANO ENERGY REPORTS
2006 FOURTH QUARTER AND YEAR END RESULTS
HOUSTON, March 5, 2007 — Copano Energy, L.L.C. (NASDAQ: CPNO) today announced its financial results for the three months and year ended December 31, 2006.
     “We are pleased to report increases in Copano’s net income, EBITDA and distributable cash flow for the fourth quarter of 2006 as compared to the same period in 2005,” said John Eckel, Chairman and Chief Executive Officer of Copano. “This year-over-year performance was a result of strong increases in pipeline throughput and NGL production in both our Mid-Continent and Texas Gulf Coast operating regions, which offset the impact of a less favorable commodity price environment on margins in our Mid-Continent operating region.”
Fourth Quarter Financial Results
     Net income increased by 16% to $16.5 million, or $0.86 per unit on a diluted basis, for the fourth quarter of 2006 compared to net income of $14.3 million, or $0.84 per unit on a diluted basis, for the fourth quarter of 2005. Total segment gross margin increased 4% to $47.4 million in the fourth quarter of 2006 from $45.7 million in the fourth quarter of 2005. Revenue totaled $205.4 million compared with $295.1 million in the fourth quarter of last year. Weighted average diluted units outstanding totaled approximately 19.3 million for the three months ended December 31, 2006 and approximately 16.9 million for the same period in 2005.
     Earnings before interest, taxes, depreciation and amortization, or EBITDA, for the fourth quarter of 2006 were $32.5 million, an increase of $0.6 million from then record EBITDA of $31.9 million for the fourth quarter of 2005. Distributable cash flow for the fourth quarter of 2006 (prior to any retained cash reserves established by Copano’s board) equaled $25.7 million, representing 151% coverage of the increased fourth quarter 2006 distribution of $0.80 per unit based on the number of units outstanding on February 1, 2007, the distribution record date. These units included 2,875,000 common units issued in

Copano’s December 2006 underwritten public offering. Copano recorded non-cash amortization expense related to the purchase of put derivatives of $2.8 million, which has not been added back in the determination of distributable cash flow.
     Total segment gross margin, EBITDA and distributable cash flow are non-GAAP financial measures that are defined and reconciled to the most directly comparable GAAP measures at the end of this news release.
Fourth Quarter Operating Results by Business Segment
Mid-Continent Operations
     The Mid-Continent Operations segment includes 3,376 miles of gathering pipelines and four processing plants in central and eastern Oklahoma, including one processing plant owned by Southern Dome, LLC, an unconsolidated limited liability company in which Copano owns a majority interest.
     During the fourth quarter of 2006, gross margin for this segment totaled $23.6 million, a decrease of 9% from $25.8 million for the fourth quarter of 2005. The decrease in gross margin resulted from a 21% decrease in pipeline throughput unit margins as a result of lower natural gas and natural gas liquid prices. During the fourth quarter of 2006, the primary natural gas price index utilized by this segment decreased by 46% compared to the same period in 2005. In addition, the average price per barrel of natural gas liquids, or NGLs, realized by this segment decreased by 19%. These price decreases were offset by increases of 15% in natural gas pipeline throughput volumes, 22% in plant inlet throughput volumes and a 36% increase in NGLs produced from the fourth quarter of 2005 compared to the same period in 2006.
     The Mid-Continent Operations segment gathered or transported an average of 185,072 MMBtu/d of natural gas on its pipelines, processed an average of 133,484 MMBtu/d of natural gas and produced an average of 12,807 barrels per day of NGLs at its plants and third-party plants during the fourth quarter of 2006. During the fourth quarter of 2005, this segment gathered or transported an average of 160,443 MMBtu/d of natural gas on its pipelines, processed an average of 109,149 MMBtu/d of natural gas and produced an average of 9,421 barrels per day of NGLs at its plants and third-party plants.
Texas Gulf Coast Pipelines
     The Texas Gulf Coast Pipelines segment is comprised of a series of gathering and intrastate transmission systems totaling 1,633 miles of natural gas pipelines, including 144 miles of pipelines owned by Webb/Duval Gatherers, an unconsolidated general partnership in which Copano owns a 62.5% interest.

     Gross margin for this segment in the fourth quarter of 2006 increased approximately 17% to $11.2 million compared to $9.5 million in the fourth quarter of 2005. The increase primarily resulted from an 18% increase in pipeline throughput volumes on Copano’s wholly-owned pipelines as compared to the prior year period.
     During the fourth quarter of 2006, the Texas Gulf Coast Pipelines segment gathered or transported an average of 400,530 MMBtu/d of natural gas on its pipelines, which included 280,634 MMBtu/d of natural gas on its wholly-owned pipelines and 119,896 MMBtu/d on the Webb/Duval Gathering System, net of intercompany volumes. During the fourth quarter of 2005, this segment gathered and transported an average of 355,181 MMBtu/d of natural gas on its pipelines, which included 238,602 MMBtu/d of natural gas on its wholly-owned pipelines and 116,579 MMBtu/d on the Webb/Duval Gathering System, net of intercompany volumes.
Texas Gulf Coast Processing
     The Texas Gulf Coast Processing segment includes the Houston Central Processing Plant, the 104-mile Sheridan NGL pipeline that extends from the tailgate of the processing plant to the Houston area and a leased 46-mile NGL pipeline that extends from the plant tailgate to Enterprise Product Partners’ Seminole Pipeline near Brenham, Texas.
     Gross margin for the Texas Gulf Coast Processing segment in the fourth quarter of 2006 increased approximately 20% to $11.7 million compared to $9.7 million in the fourth quarter of 2005. The increase in gross margin resulted primarily from a 41% increase in plant NGL production, which was partially offset by a 15% decline in the unit margin for NGLs produced as compared to the fourth quarter of 2005.
     During the fourth quarter of 2006, the Texas Gulf Coast Processing segment processed an average of 548,869 MMBtu/d of natural gas compared with 559,532 MMBtu/d during the fourth quarter of 2005. Although volumes originating from the Texas Gulf Coast Pipelines segment and delivered to the plant were up approximately 25% from the fourth quarter of last year, natural gas delivered to the plant and originated from sources other than the Texas Gulf Coast Pipelines segment decreased approximately 18% from the fourth quarter of 2005. The Houston Central Processing Plant produced an average of 15,610 barrels per day of NGLs during the fourth quarter of 2006 compared to an average of 11,064 barrels per day produced during the fourth quarter of 2005.
Corporate
     The Corporate segment includes the results attributable to Copano’s commodity risk management portfolio. Gross margin for the Corporate segment in the fourth quarter of 2006 increased to $1.0 million compared to $0.7 million in the fourth quarter of 2005. The Corporate segment gross margin for the fourth quarter of 2006 reflects $3.9 million of cash settlements on expired put derivatives offset by $2.8 million of amortization expense related to purchased put derivatives, which has not been added back in the determination of distributable cash flow, and $0.1 million of unrealized losses related to the ineffective portion of the hedges. The Corporate segment gross margin for the fourth quarter of 2005 primarily related to commodity risk management activities that were accounted for on a mark-to-market basis prior to designation as cash flow hedges.
Full Year Financial Results
     Net income for the year ended December 31, 2006 increased approximately 115% to $65.1 million, or $3.50 per unit on a diluted basis, from $30.4 million, or $2.29 per unit on a diluted basis, for 2005. Total segment gross margin increased 81% to $188.1 million in the year ended December 31, 2006 from $104.1 million in 2005. Revenue for 2006 increased approximately 15% to $860.3 million from $747.7 million for 2005. Weighted average diluted units outstanding totaled approximately 18.6 million for the year ended December 31, 2006 and approximately 13.3 million for 2005.
     EBITDA for the year ended December 31, 2006 was $130.0 million, an increase of $62.1 million, or 92%, from EBITDA of $67.9 million for 2005. Total segment gross margin and EBITDA are non-GAAP financial measures that are defined and reconciled to the most directly comparable GAAP measures at the end of this press release.
Pro Forma Full Year 2005 Financial Results
     Copano completed its acquisition of Tulsa-based ScissorTail Energy, LLC on August 1, 2005. ScissorTail’s assets comprise the Mid-Continent Operations segment. For the year ended December 31, 2005, pro forma consolidated revenue was $933.0 million and pro forma total segment gross margin was $143.5 million. Pro forma consolidated EBITDA for 2005 was $97.5 million and pro forma consolidated net income was $34.8 million, or $2.07 per unit on a diluted basis. Pro forma EBITDA and pro forma total segment gross margin are non-GAAP financial measures that are defined and reconciled to the most directly comparable GAAP measures at the end of this press release.
     The preceding unaudited pro forma consolidated financial information of Copano for the year ended December 31, 2005 gives effect to Copano’s acquisition of ScissorTail as well as the concurrent issuance of equity and debt securities and related transactions to finance the acquisition and assumes that these transactions occurred on January 1, 2005. This pro forma information excludes non-recurring charges related to the write-off of the remaining debt issuance costs related to existing senior indebtedness prior to the acquisition of ScissorTail. These adjustments are based on available information and certain estimates and assumptions and, therefore, the actual effects of these transactions may differ from the effects reflected in the unaudited pro forma financial information. However, management believes that the assumptions provide a reasonable basis for presenting the significant effects of these transactions and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma financial information. The unaudited pro forma consolidated financial information is not necessarily indicative of the consolidated financial condition or results of operations of Copano had these transactions actually been completed on January 1, 2005. Moreover, the unaudited pro forma consolidated financial information does not project the consolidated financial position or results of operations of Copano for any future period or at any future date.
Unit Distributions
     On January 18, 2007, Copano announced a fourth quarter 2006 cash distribution of $0.80 per unit, or $3.20 per unit on an annualized basis, for all of its outstanding common and subordinated units, including the 2,875,000 common units issued in Copano’s December 2006 underwritten public offering. This distribution represents a 100% increase above the minimum quarterly distribution and was paid on February 14, 2007 to holders of record of common and subordinated units at the close of business on February 1, 2007.
Conference Call Information
     Copano will hold a conference call to discuss its fourth quarter 2006 financial results and recent developments on Tuesday, March 6, 2007 at 10:00 a.m. Eastern Time (9:00 a.m. Central Time). To participate in the call, dial (303) 262-2211 and ask for the Copano call at least 10 minutes prior to the start time, or access it live over the internet at http://www.copanoenergy.com on the “Investor Overview” page of the “Investor Relations” section of Copano’s website. To listen to the live call on the web, please visit the website at least 15 minutes prior to the call to register and download any necessary audio software.
     If you cannot participate in the live webcast, an archive will be available shortly after the call for 90 days on the “Investor Overview” page of the “Investor Relations” section of Copano’s website. Additionally, a telephonic replay will be available through March 20, 2007 and may be accessed by calling (303) 590-3000 and using the pass code 11083705.

Use of Non-GAAP Financial Measures
     This press release and the accompanying schedules include the non-generally accepted accounting principles, or non-GAAP, financial measures of total segment gross margin, EBITDA and distributable cash flow. The accompanying schedules provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measures calculated and presented in accordance with accounting principles generally accepted in the United States, or GAAP. Non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income, cash flows from operating activities or any other GAAP measure of liquidity or financial performance. The Company uses non-GAAP financial measures as measures of its core profitability or to assess the financial performance of its assets. The Company believes that investors benefit from having access to the same financial measures that its management uses in evaluating performance.
     Total segment gross margin is defined as revenue less cost of sales. Cost of sales includes the following costs and expenses: cost of natural gas and NGLs purchased from third parties, cost of natural gas and NGLs purchased from affiliates, costs paid to third parties to transport volumes and costs paid to affiliates to transport volumes. Total segment gross margin consists of the sum of the individual segment gross margins. The Company views segment gross margin as an important performance measure of the core profitability of its operations. This measure is a key component of internal financial reporting and is used by senior management in deciding how to allocate capital resources among business segments. The GAAP measure most directly comparable to total segment gross margin is operating income.
     Copano defines EBITDA as net income plus interest expense, provision for income taxes and depreciation and amortization expense. EBITDA is used as a supplemental financial measure by management and by external users of Copano’s financial statements such as investors, commercial banks, research analysts and others, to assess:
•	the financial performance of Copano’s assets without regard to financing methods, capital structure or historical cost basis;

•	the ability of Copano’s assets to generate cash sufficient to pay interest costs and support indebtedness;

•	Copano’s operating performance and return on capital as compared to those of other companies in the midstream energy sector, without regard to financing or capital structure; and

•	the viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.

     EBITDA is also a financial measure that, with certain negotiated adjustments, is reported to the Company’s lenders and is used to compute financial covenants under its credit facility. EBITDA should not be considered an alternative to net income, operating income, cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP. Copano’s EBITDA may not be comparable to EBITDA or similarly titled measures of other entities, as other entities may not calculate EBITDA in the same manner as the Company does. Copano has reconciled EBITDA to net income and cash flows from operating activities.
     Distributable cash flow is defined as net income plus: (1) depreciation and amortization expense; (2) cash distributions received from investments in unconsolidated affiliates and equity losses from such unconsolidated affiliates; (3) reimbursements by pre-IPO unitholders of certain general and administrative expenses in excess of the “G&A Cap” provided under the Company’s limited liability company agreement; (4) the subtraction of maintenance capital expenditures; (5) the subtraction of equity in the earnings of unconsolidated affiliates; and (6) the addition of losses or subtraction of gains relating to other miscellaneous non-cash amounts affecting net income for the period. Maintenance capital expenditures represent capital expenditures employed to replace partially or fully depreciated assets to maintain the existing operating capacity of the Company’s assets and to extend their useful lives, or other capital expenditures that are incurred in maintaining existing system volumes and related cash flows. Distributable cash flow is a significant performance metric used by senior management to compare basic cash flows generated by the Company (prior to the establishment of any retained cash reserves by its Board of Directors) to the cash distributions expected to be paid to unitholders. Using this metric, management can quickly compute the coverage ratio of estimated cash flows to planned cash distributions. Distributable cash flow is also an important non-GAAP financial measure for unitholders since it serves as an indicator of the Company’s success in providing a cash return on investment. Specifically, this financial measure indicates to investors whether or not the Company is generating cash flow at a level that can sustain or support an increase in quarterly distribution rates. Distributable cash flow is also a quantitative standard used throughout the investment community with respect to publicly-traded partnerships and limited liability companies because the value of a unit of such an entity is generally determined by the unit’s yield (which in turn is based on the amount of cash distributions the entity can pay to a unitholder). The GAAP measure most directly comparable to distributable cash flow is net income.
     Houston-based Copano Energy, L.L.C. is a midstream natural gas company with natural gas gathering, intrastate pipeline and natural gas processing assets in central and eastern Oklahoma and in the Texas Gulf Coast region.

     This press release may include “forward-looking statements” as defined by the Securities and Exchange Commission. These statements are based on certain assumptions made by the Company based on management’s experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. These statements include, but are not limited to, statements with respect to future distributions. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause the Company’s actual results to differ materially from those implied or expressed by the forward-looking statements. These risks include an inability to obtain new sources of natural gas supplies, the loss of key producers that supply natural gas to the Company, key customers reducing the volume of natural gas and natural gas liquids they purchase from the Company, a decline in the price and market demand for natural gas and natural gas liquids, the incurrence of significant costs and liabilities in the future resulting from the Company’s failure to comply with new or existing environmental regulations or an accidental release of hazardous substances into the environment and other factors detailed in the Company’s Securities and Exchange Commission filings.
— tables to follow —

COPANO ENERGY, L.L.C. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2006	2005	2006	2005 (1)
	(in thousands, except per unit information)
Revenue:
Natural gas sales	$101,624	$204,832	$448,054	$496,906
Natural gas liquids sales	92,356	78,518	369,892	224,695
Transportation, compression and processing fees	5,058	5,195	16,232	15,110
Condensate and other	6,336	6,559	26,094	11,032

Total revenue	205,374	295,104	860,272	747,743

Costs and expenses:
Cost of natural gas and natural gas liquids	157,155	248,729	669,158	641,315
Transportation	785	665	3,026	2,337
Operations and maintenance	8,957	7,157	32,484	18,459
Depreciation and amortization	8,336	7,681	31,993	17,052
General and administrative	6,616	6,748	26,535	18,156
Taxes other than income	451	465	2,061	1,178
Equity in earnings from unconsolidated affiliates	(653)	(201)	(1,297)	(927)

Total costs and expenses	181,647	271,244	763,960	697,570

Operating income	23,727	23,860	96,312	50,173

Other income (expense):
Interest and other income	396	321	1,706	640
Interest and other financing costs	(7,592)	(9,929)	(32,904)	(20,461)

Net income	$16,531	$14,252	$65,114	$30,352

Basic net income per unit:(2)
Net income	$0.87	$0.85	$3.54	$2.31
Weighted average number of units(2)	15,463	13,261	14,876	9,643

Diluted net income per unit:(2)
Net income	$0.86	$0.84	$3.50	$2.29
Weighted average number of units(2)	19,259	16,919	18,609	13,254

(1)	Includes the results of the Mid-Continent Operations segment from August 1, 2005 (the date Copano acquired ScissorTail Energy, LLC) through December 31, 2005.

(2)	Based on the weighted average units outstanding during the periods presented.

COPANO ENERGY, L.L.C. AND SUBSIDIARIES
OPERATING STATISTICS
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2006	2005	2006	2005(1)
	($ in thousands)
Total segment gross margin(2)	$47,434	$45,710	$188,088	$104,091
Operations and maintenance expenses	8,957	7,157	32,484	18,459
Depreciation and amortization	8,336	7,681	31,993	17,052
General and administrative expenses	6,616	6,748	26,535	18,156
Taxes other than income	451	465	2,061	1,178
Equity in earnings from unconsolidated affiliates	(653)	(201)	(1,297)	(927)

Operating income	23,727	23,860	96,312	50,173
Interest and other financing costs, net	(7,196)	(9,608)	(31,198)	(19,821)

Net income	$16,531	$14,252	$65,114	$30,352

Segment gross margin:
Mid-Continent Operations(3)	$23,578	$25,832	$95,614	$40,683
Texas Gulf Coast Pipelines(4)	11,157	9,520	40,544	32,857
Texas Gulf Coast Processing	11,671	9,706	50,577	30,191
Corporate(5)	1,028	652	1,353	360

Total segment gross margin(2)	$47,434	$45,710	$188,088	$104,091

Segment gross margin per unit:
Mid-Continent Operations:
Pipeline throughput ($/MMBtu)(3)	$1.38	$1.75	$1.48	$1.68
Plant inlet throughput ($/MMBtu)(3)	$1.92	$2.57	$2.09	$2.49
NGLs produced ($/Bbl)(3)	$20.01	$29.80	$22.18	$29.07
Texas Gulf Coast Pipelines ($/MMBtu)(4)	$0.43	$0.43	$0.44	$0.39
Texas Gulf Coast Processing:
Inlet throughput ($/MMBtu)(6)	$0.23	$0.19	$0.27	$0.15
NGLs produced ($/Bbl)(5)	$8.13	$9.54	$9.40	$6.33

Volumes:
Mid-Continent Operations: Pipeline throughput (MMBtu/d)(3)	185,072	160,443	177,368	158,334
Plant inlet throughput (MMBtu/d)(3)	133,484	109,149	125,364	106,877
NGLs produced (Bbls/d)(3)	12,807	9,421	11,811	9,146
Texas Gulf Coast Pipelines — throughput (MMBtu/d)(4)	280,634	238,602	260,442	232,280
Texas Gulf Coast Processing:
Inlet throughput (MMBtu/d)	548,869	559,532	522,465	561,085
NGLs produced (Bbls/d)	15,610	11,064	14,740	13,066

Capital Expenditures:
Maintenance capital expenditures	$1,664	$2,599	$8,984	$5,394
Expansion capital expenditures	17,668	2,705	53,298	487,578

Total capital expenditures	$19,332	$5,304	$62,282	$492,972

Operations and maintenance expenses:
Mid-Continent Operations	$4,803	$3,856	$17,185	$5,917
Texas Gulf Coast Pipelines	2,069	1,528	7,232	5,516
Texas Gulf Coast Processing	2,085	1,773	8,067	7,026

Total operations and maintenance expenses	$8,957	$7,157	$32,484	$18,459

(1)	Includes the results of the Mid-Continent Operations segment from August 1, 2005 through December 31, 2005.

(2)	Total segment gross margin is a non-GAAP financial measure. For a reconciliation of total segment gross margin to its most directly comparable GAAP measure, please read “Non-GAAP Financial Measures.”

(3)	Segment gross margin per unit amounts for the Mid-Continent Operations segment represent the segment gross margin divided by the pipeline throughput, inlet throughput or NGLs produced, as appropriate. Plant inlet throughput and NGLs produced represent total volumes processed and produced by the Mid-Continent Operations segment at all plants, including plants owned by the Mid-Continent Operations segment and plants owned by third parties. Plant inlet throughput averaged 87,697 MMBtu/d and NGLs produced averaged 8,711 barrels per day for the three months ended December 31, 2006 for plants owned by the Mid-Continent Operations segment. Plant inlet throughput averaged 67,886 MMBtu/d and NGLs produced averaged 5,859 barrels per day for the three months ended December 31, 2005 for plants owned by the Mid-Continent Operations segment. Plant inlet throughput averaged 82,045 MMBtu/d and NGLs produced averaged 7,989 barrels per day for the year ended December 31, 2006 for plants owned by the Mid-Continent Operations segment. Plant inlet throughput averaged 65,962 MMBtu/d and NGLs produced averaged 5,500 barrels per day for the period from August 1, 2005 through December 31, 2005 for plants owned by the Mid-Continent Operations segment. This data excludes results and volumes associated with Copano’s interest in Southern Dome.

(4)	Excludes results and volumes associated with Copano’s interest in Webb/Duval Gatherers. Gross volumes transported by Webb/Duval Gatherers were 119,896 MMBtu/d and 116,579 MMBtu/d, net of intercompany volumes, for the three months ended December 31, 2006 and 2005, respectively. Gross volumes transported by Webb/Duval Gatherers were 117,303 MMBtu/d and 121,864 MMBtu/d, net of intercompany volumes, for the year ended December 31, 2006 and 2005, respectively.

(5)	The corporate segment gross margin includes results attributable to Copano’s commodity risk management activities.

(6)	Represents the Texas Gulf Coast Processing segment gross margin divided by the total inlet throughput or NGLs produced, as appropriate.

COPANO ENERGY, L.L.C. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Year Ended December 31,
	2006	2005
	(in thousands)
Cash Flows From Operating Activities:
Net income	$65,114	$30,352
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	31,993	17,052
Amortization of debt issue costs	4,462	5,723
Equity in earnings from unconsolidated affiliates	(1,297)	(927)
Equity-based compensation	1,910	1,283
Other noncash items	176	26
Changes in assets and liabilities:
Accounts receivable	16,880	(17,986)
Accounts receivable from affiliates	(421)	1,261
Prepayments and other current assets	1,372	2,771
Risk management assets	(23,014)	(42,635)
Accounts payable	(6,801)	19,658
Accounts payable to affiliates	(66)	62
Other current liabilities	1,371	(16,360)

Net cash provided by operating activities	91,679	280

Cash Flows From Investing Activities:
Additions to property, plant and equipment	(49,033)	(9,602)
Additions to intangible assets	(1,237)	(95,586)
Acquisitions, net of cash acquired	(9,074)	(384,154)
Investment in unconsolidated affiliate	(10,438)	(2,722)
Escrow cash	—	1,001
Other	(509)	(645)

Net cash used in investing activities	(70,291)	(491,708)

Cash Flows From Financing Activities:
Repayments of long-term debt	(506,500)	(94,000)
Proceeds from long-term debt	363,500	435,000
Repayment of short-term notes payable	(1,842)	(1,207)
Deferred financing costs	(7,035)	(9,802)
Distributions to unitholders	(46,977)	(23,366)
Capital contributions from pre-IPO investors	4,607	4,068
Proceeds from follow-on public offering of common units, net of underwriting discounts and commissions of $7,216	162,725	—
Proceeds from private placement of common units	25,000	64,499
Equity offering costs	(1,057)	(1,074)
Proceeds from option exercises	378	89
Proceeds from private placement of Class B units	—	135,503

Net cash (used in) provided by financing activities	(7,201)	509,710

Net increase in cash and cash equivalents	14,187	18,282
Cash and cash equivalents, beginning of year	25,297	7,015

Cash and cash equivalents, end of year	$39,484	$25,297

COPANO ENERGY, L.L.C. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	As of December 31,
	2006	2005
	($ in thousands)
ASSETS
Current assets:
Cash and cash equivalents	$39,484	$25,297
Accounts receivable, net	66,416	83,297
Accounts receivable from affiliates	679	—
Risk management assets	13,973	10,067
Prepayments and other current assets	3,166	2,474

Total current assets	123,718	121,135

Property, plant and equipment, net	566,927	532,320
Intangible assets, net	93,372	97,551
Investment in unconsolidated affiliates	19,378	7,901
Risk management assets	23,826	24,778
Other assets, net	11,837	9,065

Total assets	$839,058	$792,750

LIABILITIES AND MEMBERS’ CAPITAL
Current liabilities:
Accounts payable	$91,545	$96,001
Accounts payable to affiliates	123	189
Notes payable	1,495	1,272
Other current liabilities	12,559	10,970

Total current liabilities	105,722	108,432

Long-term debt	255,000	398,000
Risk management and other noncurrent liabilities	5,750	4,515

Members’ capital:
Common units, no par value, 17,595,295 and 14,100,508 units issued and outstanding as of December 31, 2006 and 2005, respectively	480,797	297,592
Subordinated units, no par value, 3,519,126 units outstanding as of December 31, 2006 and 2005	10,379	10,379
Paid-in capital	10,585	4,068
Accumulated earnings (deficit)	2,918	(14,941)
Deferred compensation	—	(3,949)
Other comprehensive loss	(32,093)	(11,346)

	472,586	281,803

Total liabilities and members’ capital	$839,058	$792,750

Non-GAAP Financial Measures
     The following table presents a reconciliation of the non-GAAP financial measures of (1) total segment gross margin (which consists of the sum of individual segment gross margins) to the GAAP financial measure of operating income, (2) EBITDA to the GAAP financial measures of net income and cash flows from operating activities and (3) distributable cash flow to the GAAP financial measure of net income for each of the periods indicated (in thousands).

	Three Months Ended		Year Ended
	December 31,		December 31,
	2006	2005	2006	Pro Forma 2005	2005
Reconciliation of total segment gross margin to operating income:
Operating income	$23,727	$23,860	$96,312	$66,058	$50,173
Add: Operations and maintenance expenses	8,957	7,157	32,484	25,706	18,459
Depreciation and amortization	8,336	7,681	31,993	30,579	17,052
General and administrative expenses	6,616	6,748	26,535	20,761	18,156
Taxes other than income	451	465	2,061	1,368	1,178
Equity in earnings from unconsolidated affiliates	(653)	(201)	(1,297)	(927)	(927)

Total segment gross margin	$47,434	$45,710	$188,088	$143,545	$104,091

Reconciliation of EBITDA to net income:
Net income	$16,531	$14,252	$65,114	$34,825	$30,352
Add: Depreciation and amortization	8,336	7,681	31,993	30,579	17,052
Interest and other financing costs	7,592	9,929	32,904	32,100	20,461

EBITDA	$32,459	$31,862	$130,011	$97,504	$67,865

Reconciliation of EBITDA to cash flows from operating activities:
Cash flow (used in) provided by operating activities	$(4,948)	$(11,791)	$91,679		$280
Add: Cash paid for interest and other financing costs	6,654	7,921	28,442		14,738
Equity in earnings of unconsolidated affiliates	653	201	1,297		927
Risk management assets	29,928	42,635	23,014		42,635
(Increase) decrease in working capital and other	172	(7,104)	(14,421)		9,285

EBITDA	$32,459	$31,862	$130,011		$67,865

Reconciliation of net income to distributable cash flow:
Net income	$16,531	$14,252	$65,114		$30,352
Add: Depreciation and amortization	8,336	7,681	31,993		17,052
Amortization of debt issue costs	937	2,008	4,462		5,723
Equity-based compensation	595	599	1,910		1,283
G&A reimbursement from pre-IPO unitholders	1,653	1,380	4,880		5,448
Unrealized losses on derivatives	89	—	353		—
Other	84	75	176		26
Less: Equity in earnings of unconsolidated affiliates	(653)	(201)	(1,297)		(927)
Maintenance capital expenditures	(1,664)	(2,599)	(8,984)		(5,394)
Unrealized gains on derivatives	(170)	(631)	(170)		(360)

Distributable cash flow(1)	$25,738	$22,564	$98,437		$53,203

Minimum quarterly distribution (“MQD”) at $0.40 per unit	$8,512	$7,332	(3)		(3)

Distributable cash flow coverage of MQD	302%	308%	(3)		(3)

Actual quarterly distribution (“AQD”)(2)	$17,025	$10,081	(3)		(3)

Distributable cash flow coverage of AQD(2)	151%	224%	(3)		(3)

(1)	Prior to any retained cash reserves established by Copano’s Board of Directors. Reflects actual quarterly distribution of $0.80 per unit and $0.55 per unit for the three months ended December 31, 2006 and 2005, respectively. The distribution for the three months ended December 31, 2006 includes distributions paid on 2,875,000 common units issued in Copano’s December

(2)	2006 underwritten public offering.

(3)	Not applicable for year-to-date periods.
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